Exhibit 5.2

October 3, 2022

Salem Media Group, Inc.

6400 North Belt Line Road

Irving, Texas 75063

Re:	Up to $15,000,000 of Class A Common Stock to be offered pursuant to Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Salem Media Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), together with the base prospectus (the “Base Prospectus”), and the prospectus supplement thereto dated October 3, 2022 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), pursuant to which the Company may offer up to $15,000,000 of shares (the “Shares”) of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”). The Shares are to be offered by the Company through B. Riley Securities, Inc. (“Agent”) pursuant to the At Market Issuance Sales Agreement, dated as of April 16, 2021 (the “Agreement”), by and between the Company and Agent.

In connection with this opinion, we have examined and relied upon the Agreement, the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Company’s Third Amended and Restated Bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have further assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery, and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Agreement, and the resolutions of the Company’s board of directors or a duly authorized committee thereof, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is furnished to you in connection with the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

Salem Media Group, Inc.

October 3, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Respectfully Submitted,

/s/ Rutan & Tucker, LLP